EXHIBIT 21
WRIGHT MEDICAL GROUP, INC.
LIST OF SUBSIDIARIES
1.	Wright Medical Group, Inc. (USA)
2.	Wright Medical Technology, Inc. (USA)
3.	Wright Medical Capital, Inc. (USA)
4.	Wright International, Inc. (USA)
5.	White Box Orthopedics, LLC (USA)
6.	KHC-WDM, LLC (USA)
7.	Wright Medical Technology Canada Ltd. (Canada)
8.	Wright Medical Japan, K.K. (Japan)
9.	2Hip Holdings SAS (France)
10.	Wright Medical Europe SAS (France)
11.	Wright Medical Europe Trading SNC (France)
12.	Wright Medical Europe Manufacturing SA (France)
13.	Wright Medical France SAS (France)
14.	Wright Medical Italy Srl (Italy)
15.	Wright Medical UK Limited (UK)
16.	Wright Medical Germany GmbH (Germany)
17.	Wright Cremascoli Ortho NV (Belgium)
18.	Wright Medical Netherlands, B.V. (Netherlands)
19.	Wright Medical EMEA, B.V. (Netherlands)
20.	Wright Medical Europe, C.V. (Netherlands)
21.	Wright Instruments, B.V. (Netherlands)
22.	INBONE Technologies, Inc. (USA)
23.	Wright Medical Australia Pty Ltd. (Australia)
24.	Wright Medical Costa Rica S.A. (Costa Rica)

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